Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2020 FINANCIAL RESULTS

Roanoke, Va., June 12, 2020 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2020.

Second Quarter 2020 Financial Results

Consolidated net sales were $14.9 million in the second quarter of fiscal year 2020, a decrease of 21.6% compared to net sales of $19.0 million for the same period last year, with net sales in certain of the Company’s markets negatively impacted by the economic effects of the COVID-19 pandemic.

Net sales to one customer in the wireless carrier market accounted for $2.9 million of the decrease in net sales during the second quarter of fiscal 2020, as compared to the second quarter of fiscal 2019. Excluding sales to this customer, consolidated net sales would have decreased 7.7% during the second quarter of fiscal year 2020 compared to the same period last year.

Sequentially, net sales increased 15.3% in the second quarter of fiscal year 2020, compared to net sales of $12.9 million for the first quarter of fiscal year 2020.

Gross profit was $4.0 million in the second quarter of fiscal year 2020 compared to gross profit of $5.3 million in the same period last year, a decrease of 24.7%. Gross profit margin, or gross profit as a percentage of net sales, was 26.9% in the second quarter of fiscal year 2020 compared to 28.0% for the same period in fiscal year 2019. Gross profit increased 66.2% in the second quarter of fiscal year 2020, compared to the first quarter of fiscal year 2020.

Gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, was the primary factor putting downward pressure on gross profit margin during the second quarter of fiscal year 2020, as fixed costs were spread over lower sales.

Optical Cable Corp. – Second Quarter 2020 Earnings Release

SG&A expenses decreased 3.9% to $5.5 million during the second quarter of fiscal year 2020, compared to $5.8 million for the second quarter of fiscal year 2019. SG&A expenses as a percentage of net sales were 37.3% in the second quarter of fiscal year 2020, compared to 30.5% in the second quarter of fiscal year 2019. The decrease in SG&A expenses was primarily the result of decreases in employee related costs and other cost reduction initiatives, but was partially offset by a $447,000 increase in bad debt expense.

For the second quarter of fiscal year 2020, OCC recorded a net loss of $1.7 million, or $0.23 per basic and diluted share, compared to a net loss of $617,000, or $0.08 per basic and diluted share, for the second quarter of fiscal year 2019.

Fiscal Year-to-Date 2020 Financial Results

Consolidated net sales for the first half of fiscal year 2020 decreased 22.3% to $27.8 million, compared to net sales of $35.7 million for the first half of fiscal year 2019, with net sales in certain of the Company’s markets negatively impacted by the economic effects of the COVID-19 pandemic.

The Company experienced a year-over-year decrease in net sales in its enterprise and wireless carrier markets in the first half of fiscal year 2020, compared to the same period last year, partially offset by increases in certain specialty markets. Net sales to one customer in the wireless carrier market accounted for $5.2 million of the decrease in net sales during in the first half of fiscal 2020, compared to the first half of fiscal 2019.

OCC reported gross profit of $6.4 million in the first half of fiscal year 2020, a decrease of 27.9% compared to gross profit of $8.9 million in the first half of fiscal year 2019. Gross profit margin was 23.1% in the first half of fiscal year 2020 compared to 24.8% for the same period in fiscal year 2019.

The lower gross profit margin in the first half of fiscal year 2020 was substantially impacted by fixed production costs being spread over lower total sales when compared to the first half of fiscal 2019, offsetting cost reductions and significant production throughput and efficiency improvements achieved principally in the Company’s Roanoke production facility.

SG&A expenses decreased 17.3% to $10.4 million during the first half of fiscal year 2020 from $12.6 million for the first half of fiscal year 2019. The decrease in SG&A expenses during the first half of fiscal year 2020 compared to the first half of fiscal year 2019 was primarily the result of decreases in employee related costs including employee incentives, commissions and compensation costs, partially offset by an increase in bad debt expense.

OCC recorded a net loss of $4.3 million, or $0.58 per basic and diluted share, for the first half of fiscal year 2020, compared to a net loss of $3.9 million, or $0.53 per basic and diluted share, for the first half of fiscal year 2019.

Optical Cable Corp. – Second Quarter 2020 Earnings Release

Overview of COVID-19 Effects

The COVID-19 pandemic has had a significant negative impact on businesses and individuals in OCC’s markets both in the United States and globally. Actions taken to limit the spread of the disease have resulted in an unprecedented disruption of normal activities as businesses have been forced to shut down or operate on a limited basis.

OCC is obligated and continues to operate during the COVID-19 pandemic because the Company’s workforce is classified a “Defense Industrial Base Essential Critical Infrastructure Workforce” under guidelines from the U.S. Department of Defense and an “Essential Critical Infrastructure Workforce” under guidelines by the U.S. Department of Homeland Security, Cybersecurity and Infrastructure Security Agency (CISA). While continuing to operate, OCC’s revenues, production volumes, and operations have been negatively impacted by the COVID-19 pandemic.

During the COVID-19 pandemic, the safety of OCC employees and their families, and safely manufacturing and supplying the critical and essential needs of OCC’s customers, are of primary importance. The Company made a number of proactive changes to business operations in response to the COVID-19 pandemic, including: severely limiting business travel and face-to-face meetings, having a portion of its non-manufacturing employees work remotely, and implementing strict social distancing, symptom self-assessments and mask protocols within its facilities.

OCC continues to closely monitor the COVID-19 situation and will continue to take appropriate actions to protect the safety of OCC employees and their families, as well as the business.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our results for the quarter reflect the economic disruption caused by the COVID-19 pandemic. We have worked hard to build a diversified customer base, and are pleased that strong demand from certain customers helped offset reduced sales to customers in other industries.”

Mr. Wilkin added, “OCC is a patriotic organization, and the OCC team is incredibly proud to provide mission-critical products to support our country’s military, first responders and other essential workers, including at healthcare facilities and hospitals, test centers and laboratories. We will continue to do our part to meet the needs of our government and commercial customers, both here in the United States and around the world.”

Mr. Wilkin concluded, “We have a strong foundation and a resilient business model. We are taking actions to enhance OCC’s financial flexibility and continuing to execute on our sales and business growth initiatives—using our operating leverage and building on efficiency and effectiveness improvements to our manufacturing operations. OCC is uniquely positioned in our industry, and we are confident that our distinct competitive advantages and capabilities will facilitate profitable growth, enabling OCC to successfully compete against our larger competitors now and into the future.”

Optical Cable Corp. – Second Quarter 2020 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, June 12, 2020, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 4197268. For interested individuals unable to join the call, a replay will be available through Friday, June 26, 2020 by dialing (800) 585-8367 or (404) 537-3406, passcode 4197268. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Second Quarter 2020 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2020	2019	2020	2019

Net sales	$14,863	$18,957	$27,751	$35,708
Cost of goods sold	10,866	13,648	21,350	26,836

Gross profit	3,997	5,309	6,401	8,872

SG&A expenses	5,550	5,777	10,374	12,550
Royalty (income) expense, net	(3)	(2)	15	(1)
Amortization of intangible assets	10	9	20	19

Loss from operations	(1,560)	(475)	(4,008)	(3,696)

Interest expense, net	(125)	(129)	(261)	(246)
Other, net	1	(8)	(2)	(8)
Other expense, net	(124)	(137)	(263)	(254)

Loss before income taxes	(1,684)	(612)	(4,271)	(3,950)

Income tax expense (benefit)	5	5	10	(23)

Net loss	$(1,689)	$(617)	$(4,281)	$(3,927)

Net loss per share:
Basic and diluted	$(0.23)	$(0.08)	$(0.58)	$(0.53)

Weighted average shares outstanding:
Basic and diluted	7,350	7,318	7,352	7,450

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Optical Cable Corp. – Second Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30,	October 31,
	2020	2019
Cash	$4,295	$537
Trade accounts receivable, net	7,756	10,348
Inventories	17,037	18,096
Other current assets	355	399
Total current assets	29,443	29,380
Non-current assets	11,528	10,727
Total assets	$40,971	$40,107

Current liabilities	$14,327	$13,627
Non-current liabilities	9,625	5,241
Total liabilities	23,952	18,868
Total shareholders’ equity	17,019	21,239
Total liabilities and shareholders’ equity	$40,971	$40,107

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